MODIFICATION AGREEMENT
                   PROMISSORY NOTE ISSUED IN CONNECTION WITH
                        STOCK PURCHASE AGREEMENT BETWEEN
                TEXCOM, INC. AND AVSTAR AVIATION SERVICES, INC.
                            AS OF NOVEMBER 22, 2006


     TexCom, Inc. ("SELLER") and AvStar Aviation Services, Inc. ("PURCHASER"), collectively (the "PARTIES"), entered into a Stock Purchase Agreement (the "AGREEMENT") effective November 22, 2006 that provided for the sale of 100% of the common stock of San Diego Airmotive to Purchaser.

RECITALS

     WHEREAS, the Agreement provided that Purchaser would acquire the common stock of San Diego Airmotive in exchange for a payment of 300,000 shares of TexCom, Inc. common stock and a note in the amount of Two Hundred Thirty-Five Thousand and no/100 ($235,000.00) dollars, and

Whereas, the Agreement further provided that in the event the current payables exceeded $90,000 at the time of closing, the purchase price would be reduced by the amount in excess of $90,000, and

Whereas, the Agreement provided that any reduction necessitated by current payables in excess of $90,000 would be applied as a reduction in the face amount of the Note issued by Purchaser to Seller, and

Whereas, the Parties have determined that current payables were in excess of $90,000.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and to effect the provision of the Agreement as it related to current liabilities to be assumed by the Purchaser, the Parties hereto agree as follows:
The Balance Sheet, attached as Exhibit A, dated October 31, 2006 prepared by the Seller will be used to determine any adjustment to the purchase price and note. The Parties agree that the amount reflected in the Balance Sheet as Customer Deposits is not to be considered a current payable for purposes of determining any adjustment to the purchase price and note. This determination is based on the information shown in the Estimated Work in Process Schedule attached as Exhibit B.

The Parties further agree that the Seller, as part of the closing of the Agreement, contributed the intercompany advances owed to seller from San Diego Airmotive to paid in capital of San Diego Airmotive.

As a result of the above agreements and as reflected in the schedule, Adjustment to Purchase Price Due from AvStar Aviation Services, Inc., attached as Exhibit C, the Parties agree to a reduction in the purchase price of $22,246.

The reduction in purchase price results in a revised face amount of the note executed by Purchaser in favor of Seller of Two Hundred Twelve Thousand Seven Hindered Fifty-Four and no/100 ($212,754.00) dollars.

A corrected amortization schedule, reflecting the reduction in principal and the payments made by Purchaser through the date of this modification agreement is attached as Exhibit D.

This Modification Agreement is executed on June 6, 2007 to be effective as of the closing date of the Stock Purchase Agreement between the Seller and Purchaser.

SELLER:
TEXCOM, INC.

     o/s Louis A. Ross

BY: _________________________________________
Louis A. Ross, President


PURCHASER:
AVSTAR AVIATION SERVICES, INC.

     o/s H. A. Schulle
BY: ___________________________________________
H. A. Schulle, President